Exhibit 10.1

TERMS AND CONDITIONS OF THE

COURIER CORPORATION DEFERRED COMPENSATION PROGRAM
AS AMENDED AND RESTATED AS OF JANUARY 1, 2009

1.             Eligibility in the Courier Corporation Deferred Compensation Program (the “Program”) shall be granted to the following employees of Courier Corporation (the “Company”) who have been designated by the Board of Directors of the Company (the “Board”) as being eligible for the Program:  James F. Conway III, Robert P. Story, Jr., and Thomas A. Osenton (the “Participants”).  The Board shall have full power and discretion to name additional employees of the Company as Participants and at such times as it shall decide in its sole discretion.  Effective January 1, 2008, Peter M. Folger, the Senior Vice President and Chief Financial Officer of the Corporation, shall also be a Participant.

2.             Each capitalized term herein shall have the same meaning attributed to such term in the Courier Profit Sharing and Savings Plan (the “Plan”), except as otherwise provided.

3.             (a)           Retroactive Award.  Each Participant who is actively employed by the Company on November 6, 1997 shall receive a deferred compensation award in an amount equal to the sum of the differences for each of 1994, 1995, and 1996 between (i) the amount of the Profit Sharing Contributions to which he would have been entitled under the Plan and the amount of ESOP Contributions to which he would have been entitled under the Courier Employee Stock Ownership Plan (the “ESOP”), were such Participant’s Compensation under the Plan and the ESOP not limited each year to $150,000 (or such amount as may be increased from time to time pursuant to Section 401(a)(17) of the Code) as provided in Section 2.10 of the Plan and 2.10 of the ESOP for such calendar year, and (ii) the actual amount of Profit Sharing Contributions credited to such Participant’s Profit Sharing Contribution Account under the Plan and the actual amount of ESOP Contributions credited to such Participant’s Account under the ESOP for such calendar year.  Such award shall be adjusted with interest in an amount determined at the discretion of the Administrator (as such term is defined in Paragraph 15 hereof) and credited to a separate book account (a “Deferred Compensation Account”) in the Participant’s name on or before December 31, 1997.

(b)           Annual Award.  Each Participant who is actively employed by the Company on the last day of each calendar year beginning on and after January 1, 1997 shall receive a deferred compensation award for such calendar year in an amount equal to the difference between (i) the amount of the Profit Sharing Contributions and ESOP Contributions to which he would have been entitled under Sections 7.3 and 7.5 of the Plan were such Participant’s Compensation under the Plan not limited to the amount imposed by Section 401(a)(17) of the Code, and (ii) the actual amount of Profit Sharing Contributions and ESOP Contributions credited to such Participant’s Profit Sharing Contribution Account and ESOP Account for such calendar year.  All amounts awarded to a Participant under this Paragraph 3(b) shall be credited to the Deferred Compensation Account in his name the following calendar year.

(c)           Special Award to Mr. Peter Folger.  In the case of the Participant Mr. Peter Folger, he shall be eligible for an annual award under Section 3(b) for calendar year

2007 and each year thereafter subject to the terms of the Program as if he had been participating in the Program effective as of January 1, 2007.

4.             On or before January 15th of each calendar year, beginning with January 15, 1999, the amount standing to the credit of a Participant’s Deferred Compensation Account on such date shall be adjusted for deemed earnings or losses as if such amount had been invested in the Participant’s investment choice for the entire preceding calendar year.  The reasonable determination of such adjustment by the Administrator shall be conclusive and binding on all Participants and their Beneficiaries.  The investment choices available to Participants shall be as specified by the individual appointed by the Board to administer the Program pursuant to Paragraph 16 hereof (the “Administrator”) from time to time, but each Participant may select only one investment choice for each annual period on a prospective basis.  On an ongoing basis, each Participant must make an investment choice for a calendar year prior to January 15 of such calendar year.  If a Participant fails to make a timely election, such Participant’s investment choice which was in effect for the prior calendar year will continue in effect, unless such failure occurs in 1998, in which event the Administrator shall make an election on behalf of such Participant.

5.             During his period of active employment, each Participant shall be fully vested in all amounts credited to his Deferred Compensation Account, but no Participant shall have any rights to the amounts which he has been awarded hereunder.  Participation in the Program, and any actions taken pursuant to the Program, shall not create or be deemed to create a trust or fiduciary relationship of any kind between the Company and the Participant.  The Company may, but shall have no obligation to, establish any separate fund, reserve, or escrow or to provide security with respect to any amounts awarded under the Program.  Any assets of the Company which are set aside in any separate fund, reserve or escrow shall continue for all purposes to be a part of the general assets of the Company, with title to the beneficial ownership of any such assets remaining at all times in the Company.  No Participant, nor his legal representatives, nor any of his beneficiaries shall have any right, other than the right of an unsecured general creditor of the Company, in respect of the Deferred Compensation Account established hereunder, and such persons shall have no property interest whatsoever in any specific assets of the Company.

6.             Upon a Participant’s Separation from Service with the Company for any reason other than Retirement or death, the Participant shall be entitled to receive all amounts standing to the credit of his Deferred Compensation Account (including amounts to be credited under Paragraph 3(b) for the prior calendar year), as adjusted for earnings or losses based on the total investment return based on the Participant’s investment choice through December 31 of the year preceding the year of Separation from Service in one (1) lump sum payment.  Such payment shall be made within 60 days after the Participant’s Separation from Service, or in the case of a Participant who is a Specified Employee, in the seventh month after the Participant’s Separation from Service, if later.  Such payment shall completely discharge the Company’s obligation under the Program.

7.             Upon the Retirement of a Participant, the termination of the Participant’s employment with the Company by reason of death, or the Participant’s Disability, the Participant (or his Beneficiary, in the case of death) shall be entitled to receive all amounts standing to the credit of his Deferred Compensation Account as of the December 31 preceding the Participant’s

Retirement, death or Disability, as the case may be, as well as any amounts to be credited under Paragraph 3(b) for the prior calendar year, all as adjusted for earnings or losses based on the total investment return of the Participant’s investment choice from January 1 of the year of termination until the Participant’s Retirement, death or Disability, as the case may be, in one (1) lump sum payment.  The Company shall also credit to the Participant’s Deferred Compensation Account an award for the year of Retirement, death or Disability, as the case may be, as calculated pursuant to Paragraph 3(b), but based on the Participant’s Compensation earned through the date of Retirement, death or Disability, as the case may be, and based on the rate of Profit Sharing Contributions and ESOP Contributions estimated by the Administrator in good faith.  In the case of death or Disability, such payment shall be made within 60 days after the Participant’s death or determination of Disability.  In the case of the Participant’s Retirement, such payment shall be made within 60 days after the Participant’s Separation from Service, or in the case of a Participant who is a Specified Employee, in the seventh month after the Participant’s Separation from Service.  Such payment shall completely discharge the Company’s obligation under the Program.

8.             For purposes hereof, the following terms shall have the following meanings:

(a)           “Disability.”  A Participant is considered to have incurred a “Disability” if he is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(b)           “Retirement” means Separation from Service after a Participant has attained age 55 and completed ten Years of Service, or has attained age 65, whichever is earlier.

(c)           “Separation from Service” or “Separates from Service” occurs when the Company and the Participant reasonably anticipate that no further services would be performed by the Participant for the Company after a certain date or that the level of bona fide services the Participant would perform for the Company after such date (whether as an Employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Participant for the Company over the immediately preceding 36-month period (or period of employment, if less than 36 months).  For purposes hereof, the term “Company” includes any other entity that is part of the Company’s controlled group as defined in Section 414(b) or (c) of the Code, except that in applying Section 1563(a)(1), (2) and (3) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent.”

(d)           “Specified Employee” shall have the meaning specified in Section 409A(a)(2)(B)(i) of the Code.

9.             Notwithstanding anything to the contrary contained herein, in the event of a good faith determination by the Administrator that any of the following acts or omissions were committed by a Participant, then such Participant shall immediately forfeit all rights to amounts credited to such Participant’s Deferred Compensation Account, and the Participant, his estate, his legal representative and his Beneficiaries shall have no further rights with respect to such Participant’s Deferred Compensation Account or any claims against the Company under this Program:

(a)           dishonest statements or acts of the Participant with respect to the Company, or any subsidiary or affiliate of the Company;

(b)           the commission by or indictment of the Participant for (i) a felony or (ii) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

(c)           gross negligence, willful misconduct or insubordination of the Participant with respect to the Company or any subsidiary or affiliate of the Company; or

(d)           breach by the Participant of any contract with, or other obligation to, the Company.

10.           Any distribution of deferred compensation payments will be reduced by the amounts required to be withheld pursuant to any governmental law or regulation with respect to taxes or similar provisions.

11.           If a Participant who has deferred compensation under the Program dies before he has received full payment of the amount credited to his Deferred Compensation Account, such unpaid portion shall be paid to the Participant’s Beneficiary as designated by the Participant in writing.  If no Beneficiary has been designated or if a designated Beneficiary has predeceased the Participant, such unpaid portion shall be paid to the Participant’s estate.

12.           The deferred compensation payable under this Program shall not be subject to alienation, assignment, garnishment, execution, or levy of any kind, and any attempt to cause any compensation to be so subjected shall not be recognized.  Notwithstanding the foregoing, a Participant’s deferred compensation may be assigned to another person to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

13.           All expenses incurred, or taxes paid by the Company, and attributable to a Participant’s Deferred Compensation Account shall be borne by the Company and shall not reduce the amount credited to such Deferred Compensation Account.

14.           Nothing in this Program shall be construed as giving any Participant the right to be retained in the employ of the Company in any capacity.  The Company expressly reserves the right to dismiss any employee, at any time, without liability for the effect which such dismissal may have upon such employee hereunder.

15.           This Program may be amended in any way or may be terminated, in whole or in part, at any time, and from time to time, by the Board.  The foregoing provisions of this paragraph notwithstanding, no amendment or termination of the Program shall adversely affect the amounts payable hereunder on account of compensation awarded under the Program prior to the effective date of such amendment or termination.

16.           The Board shall delegate the administration of this Program to an individual who shall serve as the Administrator.  The Administrator shall have the exclusive discretionary authority to determine eligibility for and the amounts of benefits under the Program, make factual determinations, construe and interpret terms of the Program, supply omissions and determine any questions which may arise in connection with its operation and administration.  Its decisions or actions in respect thereof, including any determination of any amount credited or charged to the Participant’s Deferred Compensation Account or the amount or recipient of any payment to be made therefrom, shall be conclusive and binding for all purposes upon the Company and upon any and all Participants, their Beneficiaries, and their respective heirs, distributees, executors, administrators and assignees; subject, however, to the right of a Participant or his Beneficiary to file a written claim under the provisions of Paragraph 23.

17.           All notices, elections, or designations by a Participant to the Company shall be delivered in person or by registered mail, postage prepaid, and noted to be brought to the attention of the Administrator.

18.           The terms of this Program shall be binding upon and shall inure to the benefit of the Company and its successors or assigns and each Participant and his Beneficiaries, heirs, executors, and administrators.

19.           Subject to its obligation to pay the amount credited to the Participant’s Deferred Compensation Account at the time distribution is called, neither the Company, any person acting on behalf of the Company, nor the Administrator shall be liable for any act performed or the failure to perform any act with respect to the terms of the Program, except in the event that there has been a judicial determination of willful misconduct on the part of the Company, such person or the Administrator.

20.           This Program, and all actions taken hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except as such laws may be superseded by any applicable Federal laws.

21.           Notwithstanding anything to the contrary contained herein, in the event of a “Change in Control,” each Participant shall have the right to receive a distribution, within 30 days of such Change in Control, of all amounts standing to the credit of his Deferred Compensation Account as of the December 31 preceding the date of the Change in Control, as adjusted for earnings and losses based on the total investment return of the Participant’s investment choice from January 1 of the year of the Change in Control until the actual date of such Change in Control, in one (1) lump sum payment.  “Change in Control” shall mean a change in the ownership or effective control of the Company or change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code and the regulations promulgated thereunder.

22.           This Program shall be effective as of November 6, 1997.

23.           (a)           All claims for benefits under this Program shall be filed in writing with the Administrator in accordance with such procedures as the Administrator shall reasonably establish.

(b)           The Administrator shall, within 90 days of submission of a claim, provide adequate notice in writing to any claimant whose claim for benefits under the Program has been denied.  Such notice shall contain the specific reason or reasons for the denial and references to specific Program provisions on which the denial is based.  The Administrator shall also provide the claimant with a description of any material or information which is necessary in order for the claimant to perfect his claim and an explanation of why such information is necessary.  If special circumstances require an extension of time for processing the claim, the Administrator shall furnish the claimant a written notice of such extension prior to the expiration of the 90-day period.  The extension notice shall indicate the reasons for the extension and the expected date for a final decision, which date shall not be more than 180 days from the initial claim.

(c)           The Administrator shall, upon written request by a claimant within 60 days of receipt of the notice that his claim has been denied, afford a reasonable opportunity to such claimant for a full and fair review by the Administrator of the decision denying the claim.  The Administrator will afford the claimant an opportunity to review pertinent documents and submit issues and comments in writing.  The claimant shall have the right to be represented.

(d)           The Administrator shall, within 60 days of receipt of a request for a review, render a written decision on his review.  If special circumstances require extra time for the Administrator to review his decision, the Administrator will attempt to make his decision as soon as practicable, and in no event will the Administrator take more than 120 days to send the claimant a written notice of his decision.

IN WITNESS WHEREOF, this amended and restated Program has been signed and sealed for and on behalf of the Company by its duly authorized officer this 11th day of December, 2008.

COURIER CORPORATION

By:	s/ Diana L. Sawyer
Title:	Vice President